EXHIBIT 99.1

CPDU Reports Record Q1 Results

Press Release Source: China Pediatric Pharmaceuticals, Inc. On Thursday May 20, 2010, 10:50 pm EDT

XI’AN, China--(BUSINESS WIRE)--China Pediatric Pharmaceuticals, Inc. (OTC Bulletin Board: CPDU) ("China Pediatric Pharmaceuticals" or the "Company"), announced its first quarter 2010 financial results. The Company's Quarter report on Form 10-Q was filed with the U.S. Securities Exchange Commission on May 17, 2010.

“We are very pleased with our first quarter results and while our sales and profit increased significantly we are confident we will be able to continue to increase sales by expanding our market share and increasing our brand recognition. Our product lines are becoming increasingly visible in pharmacies throughout China,” stated Mr. Jun Xia, Chairman and Chief Executive Officer of China Pediatric Pharmaceuticals, Inc.

First Quarter 2010 Highlights

●	Total net sales increased by $3,113,242 or 87% year-over-year to $ 6,708,892
●	Gross profit increased by 69% year-over-year to $3,799,354
●	Selling, general and administrative expenses increased in absolute dollars of $921,700 or 75% year-over-year to 2,143,201
●	The net income increased by $679,050 or 86% year-over-year to $1,467,449
●	Earnings per share increased by $0.07 or 70% year-over-year to $0.17

First Quarter 2010 Results

Total net sales for the quarter ended March 31, 2010 increased by $3,113,242 or approximately 87% compared to the same period of 2009. This was mainly due to increases in sales of "Cooer" Series by 106% in 2010, as a result of the intensive promotion in 2010 of the product series.

Gross profit increased by 69% year-over-year to $3,799,354. As a result of GMP inspection, production had been temporarily suspended during the period ended March 31, 2010, and the Company accrued a surplus of raw materials on hand for production. The Company therefore sold all the excessive raw materials of carrying value amounting to US$645,682 (i.e. at cost US$1,136,898 net of impairment brought forward US$491,216) included in “Others” back to the suppliers for an aggregated of US$982,894 (i.e. at a discount around 86% of the original costs US$1,136,898). Consequently, the overall gross profit ratio slightly decreased compared with the same period in 2009 during this period.

In the first quarter ended March 31, 2010, increases in selling, general and administrative expenses in absolute dollars of $921,700 were mainly due to the increase in promotional and advertising expenditures of around $438,000. Other items contributed to the increase in selling, general and administrative expenses for the quarter ended March 31, 2010 included an increase in operating expenses comprised of listing expenses of around $187,000 and stock-based compensation costs of around $240,000.

As a result of the above, in the quarter ended March 31, 2010, the net income increased by $679,050 or 86% year-over-year to $1,467,449 and earnings per share increased by $0.07 or 70% year-over-year to $0.17.

About China Pediatric Pharmaceuticals, Inc.

China Pediatric Pharmaceuticals, Inc. has its headquarters in Xi’an, Shaanxi Province, China. The Company identifies, discovers, develops manufactures and distributes both prescription and over-the counter, including both conventional and Traditional Chinese Medicines (“TCMs”), pharmaceutical products for the treatment of some of the most common ailments and diseases, with pediatric medicine as its focus. The Company’s manufacturing facility located in Baoji City, Shaanxi Province. The Company distributes its high value, branded medicines, both prescription and OTC, through exclusive territory agents who sell our products directly to local pharmacies who in turn sell them to their retail customers. For the three months ended March 31, 2010, Revenue was $ 6,708,892 and Net Income was $ 1,467,449 or $ 0.17 per share. As at March 31, 2010, Shareholders’ Equity was $ 15,410,166 and Total Assets were $ 18,589,115. For more information see our website at  www.chinapediatricpharma.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company's ability to raise additional capital to finance the company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the company; the ability of the company to operate as a public company; the period of time for which its current liquidity will enable the company to fund its operations; the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contact:

China Pediatric Pharmaceuticals, Inc.
Mr. Jun Xia, Chief Executive Officer
Mr. Minggang Xiao, Chief Financial Officer
Ms. Angel Feng, Vice President, Corporate Affairs
Ms. Vivian Wei, Vice President, Corporate Communication Affairs
9th Floor, No. 29 Nanxin Street,
Xi’an, Shaanxi Province, P.R.C., 710004
Phone: 86-29-8727-1818